EXHIBIT 99.1

News

ACS Acquires Subsidiary of Lockheed Martin to Significantly Expand Business Process Outsourcing

ACS Raises Earnings Estimates

      DALLAS, July 19 /PRNewswire/ — ACS (NYSE:   ACS), one of the fastest-growing providers of information technology (IT) and business process outsourcing (BPO) solutions, announced today the signing of a definitive agreement to acquire Lockheed Martin IMS Corporation (IMS), a wholly-owned subsidiary of Lockheed Martin Corporation. A conference call will be held Thursday, July 19, 2001 at 9:00 a.m. CST to discuss the acquisition of IMS. To participate in the call, the phone number is (712) 257-3325, and the passcode is ACS. The presentation may be obtained from the Internet at http://www.acs-inc.com/ .

      IMS is a market leader in the state and local BPO arena and has experienced rapid growth and success. IMS revenues grew from $364 million in calendar year 1998 to $580 million in calendar year 2000. IMS is based in Washington, DC and has more than 4,800 employees throughout its national network of 250 locations. IMS has been serving state and local government agencies in health and human services, transportation, public safety, and child support arenas for the past 20 years. Industry sources indicate that less than 10% of state and local government expenditures are currently outsourced and government outsourcing is expected to rise as fiscal pressures, changing regulations and increased accountability compel government agencies to streamline program operations.

      ACS is also a leading provider of BPO and IT solutions to state and local governments including Medicaid fiscal agent operations, state healthcare program management solutions, title records, and information systems solutions. This acquisition combines seasoned management and world-class technologies to enhance ACS’ offering of BPO and IT services to the state and local government markets.

      “Our objective is to be the premier provider of diversified business process outsourcing services, delivering a full range of services to multiple vertical markets,” stated Jeff Rich, President and Chief Executive Officer of ACS. “The acquisition of IMS firmly establishes ACS as a clear leader in BPO and IT services to state and local government. IMS meets all of our acquisition criteria — a successful technology-based outsourcing business with strong management, a high percentage of recurring revenue, a similar culture and business philosophy, and accretive to earnings. This transaction also broadens our respective BPO capabilities, joins two proven management teams and forms one of the most impressive client lists in the industry.”

      John Brophy, IMS President and CEO said, “We are excited to join the ACS team. ACS’ leading position in the BPO services arena, extensive market knowledge and experience best leverages the strengths of both organizations. Our ability to provide outstanding solutions to clients is significantly enhanced with ACS’ world-class leadership and capabilities.”

      IMS partners with more than 230 state and local government agencies in 45 U.S. states, the District of Columbia, Canada, Australia, and Europe. IMS specializes in child support enforcement, welfare and workforce services, child care management, electronic toll collection, and other intelligent transportation services involving the trucking industry, photo enforcement of red-light and speeding violations, parking management, and information technology outsourcing. On behalf of its clients, IMS annually collects more than $7 billion in child support payments, $1.2 billion in toll revenues and $450 million in violation revenues.

      The transaction, which is valued at $825 million plus related transaction costs, is expected to be funded initially through a combination of a new $550 million 18 month credit facility from Bear, Stearns Co., Inc. and Wells Fargo (the “Interim Facility”), borrowings on the Company’s existing revolving credit facility (the “Credit Facility”) and existing cash on hand. Following closing of the acquisition, ACS intends to put in place permanent financing through the issuance of equity and bonds to replace the Interim Facility and reduce the Credit Facility. While the precise mix of equity and bonds in the subsequent financing is yet to be determined, ACS currently anticipates a $500 million equity offering and a $300 million bond offering, subject to market conditions. ACS fully intends to take the necessary measures to maintain its current credit ratings with SP and Moody’s. The acquisition is expected to close following receipt of Hart-Scott-Rodino approval. Bear, Stearns Co., Inc. served as financial advisors to ACS on this transaction.

      ACS plans to adopt FAS 142, “Goodwill and Other Intangible Assets,” effective July 1, 2001. As a result of this accounting change, guidance for consensus diluted earnings per share for fiscal year 2002 of $2.93 is being increased by 32 cents to $3.25. Once the IMS transaction closes, earnings per share guidance is expected to increase by approximately 25 cents. Therefore, new earnings guidance for ACS’ fiscal year ended June 30, 2002 is $3.50 per diluted share. Based upon the expected timing of this transaction, ACS is setting revenue guidance of $3.1 billion for fiscal year 2002. Detailed fiscal year 2002 guidance will be given during ACS’ fourth quarter earnings press release and earnings call, which is scheduled for July 31, 2001 at 10 a.m. CST for interested parties. To participate in the call the phone number is 630-395-0019, or you can access the call on the Internet at http://www.acs-inc.com/ .

      ACS is a Fortune 1000 company comprised of approximately 21,000 people in 22 countries providing business process and technology outsourcing solutions to world-class commercial and government clients. The company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS”. ACS makes technology work for our clients. Visit ACS on the Internet at http://www.acs-inc.com/ .

      Headquartered in Bethesda, Maryland, Lockheed Martin is a global enterprise principally engaged in the research, design, development, manufacture and integration of advanced technology systems, products and services. The Corporation’s core businesses are systems integration, space, aeronautics and technology services. Lockheed Martin had 2000 sales surpassing $25 billion.

      The statements in this news release that do not directly relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, many of which are outside the Company’s control. As such, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Factors could cause actual results to differ materially from such forward-looking statements. For a description of these factors, see the Company’s prior filings with the Securities and Exchange Commission, including the most recent Form 10-K. ACS disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future event, or otherwise.

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SOURCE ACS, Inc.

Web site: http://www.acs-inc.com/

CONTACT:   Warren Edwards, for analysts, Executive Vice President-Chief Financial Officer, +1-214-841-8082, or warren_edwards@acs-inc.com, or Lesley Pool for media, Vice President, Director-Corporate Marketing, +1-214-841-8028, or lesley_pool@acs-inc.com, both of ACS, Inc.

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